Exhibit 99.1

OCZ Technology Appoints Rafael Torres as Chief Financial Officer

High-Tech Financial Executive to Lead OCZ’s Global Finance Organization

SAN JOSE, CA—March 25, 2013—OCZ Technology Group, Inc. (NASDAQ: OCZ), a leading provider of high-performance solid-state drives (SSDs) for computing devices and systems, today announced the appointment of Rafael Torres as Chief Financial Officer (CFO) reporting directly to Ralph Schmitt, Chief Executive Officer (CEO) effective immediately. Torres, age 45, joins OCZ with over 15 years of experience as a senior leader in finance and over 10 years serving as CFO. Torres replaces Arthur Knapp, age 64, who is leaving the Company to begin his retirement.

“We are very excited that Rafael has joined our team as CFO and believe that his proven track record in all aspects of financial management will provide immediate benefits to our Company,” said Ralph Schmitt, CEO for OCZ Technology. “We also would like to take this opportunity to thank Art Knapp for his nine years of service to OCZ as CFO and wish him the very best in his retirement. Art helped build OCZ to be a leading provider of solid-state storage and power management solutions, and will continue to assist us as we complete our restatement. He played a critical role in first identifying and then rectifying the problems surrounding our recent financial reporting.”

“I enjoyed being involved with a very talented team who built a multi hundred million dollar SSD business basically from scratch,” stated Art Knapp, Retiring CFO for OCZ Technology. “While we uncovered some issues in recent times, with achievements such as the recent financing, I feel that we have made significant progress to put the Company back on the right path. Rafael will inherit a good business, with clean financials, to use as a base to build a profitable business.”

Prior to joining OCZ, Torres served as CFO and Vice President of Finance for Capella Photonics where he successfully raised new capital and developed a financial infrastructure to support a fast-growing start-up. Before joining Capella, Torres was the CFO and Vice President of Finance for Power Integrations (NASDAQ) where he led a financial turnaround that he successfully achieved. Prior to that, Torres was CFO and Vice President of Finance for PLX Technology (NASDAQ) and through his leadership, returned the company to profitability and significantly increased their cash position.

“I am very excited to join OCZ at this time of its evolution being highly regarded for its technological advances and extensive portfolio of award-winning client and enterprise solid-state drives and power supply units,” said Rafael Torres. “My skill set and experience in strategic business planning, risk management, SEC reporting, treasury operations, accounting and tax management are an ideal fit for helping make an immediate contribution to the success of the Company moving forward.”

Mr. Torres holds a Bachelors of Science degree in Accounting from Santa Clara University and is a Certified Public Accountant.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering a complete spectrum of solid-state drives (SSDs), OCZ provides SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address a wide range of client and enterprise applications. Having developed firmware and controller platforms, to virtualization and endurance extending technologies, the company delivers vertically integrated solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged by customers. For more information, please visit: www.ocztechnology.com.

Forward Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, the risk that additional information may arise from the oversight of the audit committee; the risk that the process of preparing and auditing the financial statements or other subsequent events would require OCZ to make additional adjustments; the time and effort required to complete the restatement of the financial reports; the ramifications of OCZ’s potential inability to timely file required reports; including potential delisting of OCZ’s common stock on NASDAQ; the risk of litigation or governmental investigations or proceedings relating to such matters; the risk that OCZ may not be able to successful negotiate an amendment to its credit facility; market acceptance of OCZ’s products and OCZ’s ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ’s ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; and OCZ’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in “Item 1A — Risk Factors” in Part I in OCZ’s Annual Report on Form 10-K filed with the SEC on May 14, 2012, and statements made in other subsequent filings. The filing is available both at www.sec.gov as well as via OCZ’s website at www.ocztechnology.com. OCZ does not undertake to update its forward-looking statements.

All trademarks or brand names referred to herein are the property of their respective owners.

OCZ Press Contact:

Scott Harlin

Director of Marketing Communications – Enterprise

(408) 440-3484

sharlin@ocztechnology.com

OCZ Investor Relations Contact:

Bonnie Mott

Senior Manager of Investor Relations

(408) 440-3428

bmott@ocztechnology.com